                             CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY
                                 WITH THE SECURITIES AND EXCHANGE COMMISSION.
                                       ASTERISKS DENOTE SUCH OMISSIONS.


                                                                   EXHIBIT 10.5

                     INFORMATION SYSTEMS TECHNOLOGY LICENSE

         This Agreement is made as of the 3rd day of May, 1996 (the "Effective Date"), by and among Partners HealthCare System, Inc., a Massachusetts not-for-profit corporation ("Partners"), Brigham and Women's Hospital, Inc., a Massachusetts not-for-profit corporation. ("Brigham"; Partners and Brigham are referred to herein collectively as the "Licensors" and individually as a "Licensor"), and Integrated Healthcare Solutions, Inc., a Delaware corporation ("IHS" or "Licensee").

                               FACTUAL BACKGROUND

         The following sets forth the factual background to this Agreement:

                  a. Brigham, which is controlled by Partners through Brigham's parent corporation, The Brigham Medical Center, Inc., has developed or has plans to develop certain clinical information systems technology, referred to herein as the Licensed Technology, for use in Brigham's own internal operations.

                  b. IHS desires to license from Licensors the Licensed Technology for the purpose of further developing the Licensed Technology, and then licensing the Licensed Technology, and selling related services, to hospitals and other healthcare providers.

                  c. In consideration for Licensors entering into this Agreement and licensing to IHS the Licensed Technology upon the terms and conditions hereinafter set forth, IHS has agreed to issue to Partners capital stock in IHS, and to make certain royalty payments to Partners, all on the terms and conditions hereinafter set forth.

                                    AGREEMENT

         Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                              TERMS AND CONDITIONS

         1.       Definitions.

         The following capitalized terms used in this Agreement shall have the following meanings:

         "Affiliate" of a party means any corporation, partnership, joint venture, business trust, limited liability company or other legal entity which is controlled by, controlling or under common control with such party, where control means either (i) the power to direct the vote or disposition of at least 20% of the outstanding stock, partnership interests, membership interests or other interests of such entity, (ii) the power to appoint a majority of the Board or other governing body of such entity, or (iii) any contract or arrangement for the provision of substantial management services to such entity. The term also includes an Affiliate, under this definition, of any such entity. Without limiting the foregoing, Affiliates of Licensors shall include the General, Dana Farber and PCHI.

         "Common Stock" means the Common Stock, $.01 par value, of IHS.

         "Covered Infringement Persons" means such parties as are stipulated in a separate side letter dated as of the date hereof among Licensors and Licensee.

         "Dana Farber" means the Dana-Farber Cancer institute, Inc., a Massachusetts not-for-profit corporation.

         "Derivative Work" means (i) a work that is based on one or more preexisting works, such as a revision, modification, translation, abridgment, condensation or expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and that, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement, and (ii) any enhancement, fix or upgrade to a preexisting work.

         "Developed Technology" shall have the meaning ascribed to that term in the Partners' Affiliates Assistance Agreement.

         "Employment Agreement" means that certain Employment Agreement between IHS and Wilson dated as of May 1, 1996.

         "Excluded Software" means all of the software modules and Software Technology used in conjunction with the Licensed Technology that have been or may hereafter be developed for either of the Licensors by a third party, and which the Licensors do not have the right to license to IHS in accordance with the terms of this License, and which include as of the date of this Agreement the software referenced on Exhibit B attached hereto.

         "Future IS Technology" means all of Licensor's right, title and interest in and to the following software, including, without limitation, all Object Code and Source Code related thereto, if any:

                           (i) all software modules and Software Technology developed by or on behalf of Licensors (not including Licensee Derivative Works) that fulfill any of the functions described on Exhibit C attached hereto; and

                           (ii) all Derivative Works developed by or on behalf of Licensors (not including Licensee Derivative Works) to such software modules and Software Technology to IS Technology;

but only to the extent such software is developed by or on behalf of Licensors prior to the later of (A) the date which is three (3) years from the Effective Date, or (B) the date of IHS' initial public offering, but if such offering does not occur prior to five (5) years from the Effective Date, the date which is five (5) years from the Effective Date; and provided further that Future IS Technology does not include any Excluded Software.

         "General" means, collectively, The General Hospital Corporation, a Massachusetts non-profit corporation, and The Massachusetts General Hospital, a Massachusetts nonprofit corporation.

         "IHN" means integrated health network technologies.

         "IS" means information systems technologies.

         "IS Technology" means all of Licensors' right, title and interest in and to the IS software modules and Software Technology described on Exhibit A attached hereto, including without limitation, Object Code and Source Code related thereto, if any; provided, however, that IS Technology does not include any Excluded Software.

         "Indemnitees" has the meaning set forth in Section 12 of this Agreement.

         "License" has the meaning ascribed to that term in Section 2.A of this Agreement.

         "Licensed Technology" means the IS Technology, the Future IS Technology and the Developed Technology.

         "Licensee Derivative Work" means a Derivative Work based upon Licensed Technology prepared by or on behalf of Licensee.

         "Licensors" mean Partners and Brigham, collectively.

         "New Product" has the meaning set forth in Section 4.B of this Agreement.

         "Object Code" means programs assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines, but not generally readable by humans without reverse assembly, reverse compiling, or reverse engineering.

         "Partners 'Affiliates Assistance Agreement" means that certain Partners' Affiliates Assistance Agreement, dated as the date hereof, by and among IHS, Partners and its Affiliates pursuant to which IHS will provide certain information systems services for Partners and its Affiliates, as described therein.

         "PCHI" means Partners Community Healthcare, Inc. a Massachusetts corporation.

         "Proprietary Information" shall consist of any information that is designated as proprietary by a party hereto. Proprietary information may be disclosed in any manner, whether orally, visually, or in tangible form (including, without limitation, documents, devices, and computer readable media). Tangible materials that disclose or embody Proprietary Information shall be marked as "Proprietary," "Confidential," or the substantial equivalent thereof, in order to be treated as Proprietary Information. Proprietary Information that is disclosed orally or visually shall be identified by the disclosing party thereof at the time of disclosure and reduced to a written summary by the disclosing party who shall mark such summary as "Proprietary," "Confidential," or the substantial equivalent thereof and deliver it to the receiving party by the end of the month following the month in which disclosure occurs. The recipient of such information shall treat it as Proprietary Information pending receipt of such summary. Notwithstanding and in addition to the foregoing, all of the following information of Licensors or Licensee shall be Proprietary Information: any and all trade secrets and confidential business information regarding research and development activities; finances, business strategy, business plans, marketing plans and strategies; pricing and costing policies; prototypes, technical procedures and processes; technical specifications, Source Code, software designs and architecture drawings to any software licensed hereunder.

         "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of the date hereof, by and among Partners, Licensee, Wilson, an affiliate of Wilson and certain other parties named therein.

         "Required Future IS Technology" means all of the Future IS Technology that is denoted as required technology on Exhibit C attached hereto.

         "Restricted Territory" means anywhere in Massachusetts east of US Interstate 495.

                             CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY
                                 WITH THE SECURITIES AND EXCHANGE COMMISSION.
                                       ASTERISKS DENOTE SUCH OMISSIONS.

         "Royalty Milestones" means aggregate royalty payments by Licensee pursuant to Section 5 hereof, based upon actual sales and service revenues, sufficient to meet the following aggregate payment milestones by the following dates:

        [*] anniversary of this Agreement         $   [*]
        [*] anniversary of this Agreement         $   [*].

         "Software Technology" with respect to any software modules means systems and utilities software (including without limitation middleware) used in or necessary the operation or running of such software modules and any and all rules and algorithms embodied in any such software modules or systems and utilities software.

         "Source Code" means programs written in programming languages, including all comments and procedural code, such as job control language statements, in a form intelligible to trained programmers and capable of being translated into Object Code for operation on computer equipment through assembly or compiling, and accompanied by documentation (which may include flow charts, schematics, statements of principles of operations, and architecture standards) describing the data flows, data structures, and control logic of the software in sufficient detail to enable a trained programmer through study of such documentation to maintain and/or modify the software.

         "Stockholders Agreement" means that certain Stockholders Agreement, dated as of the date hereof, by and among Partners, Licensee, Wilson, certain affiliates of Wilson and certain other parties named therein.

         "Technical Services Agreement" means that certain Technical Services Agreement, by and among the parties hereto, dated as of the date hereof.

         "Wilson" means Harvey J. Wilson, the principal stockholder of IHS as of the date of this Agreement.

         2.       General Terms.

                  a. License Grant. Subject to the terms and conditions of this Agreement (including without limitation Section 2.C and Section 7), Licensors hereby grant to IHS, and IHS accepts, a worldwide, exclusive, irrevocable, license to use, exploit and otherwise commercialize (the "License") the Licensed Technology, including without limitation the following rights: (i) to prepare Licensee Derivative Works, (ii) to directly or indirectly develop, manufacture, market, distribute, demonstrate, maintain and support products based in whole or in part on the Licensed Technology, (iii) to make copies of the Licensed Technology, and (iv) to sublicense the Licensed Technology. Notwithstanding anything contained herein to the contrary, the License does not grant, or purport to grant, to IHS any rights in and to the Excluded Software.

                  b. Certain Restrictions. In addition to the other terms and conditions of this Agreement, and notwithstanding anything herein to the contrary, the License shall be subject to the following restrictions:

                           (i) Licensee shall not sell, license, assign or otherwise transfer any Licensed Technology licensed hereunder to any party located in, or otherwise for use in, the Restricted Territory without the prior written consent of Partners.

                           (ii) Licensee shall not sell, sublicense, assign or transfer Licensed Technology to any party who has the right in turn to sell, sublicense, assign or transfer such Licensed Technology, unless such party shall agree in writing to the territorial restriction set forth in the foregoing Section 2.B.(i).

                           (iii) Licensors shall continue to have the
                  unrestricted irrevocable right to use the Licensed Technology in their internal operations and the internal operations of any and all of their Affiliates for any and all purposes, and shall be entitled to grant internal use Object Code licenses in and to the Licensed Technology to (x) any physician-controlled entity that provides professional services to PCHI pursuant to a professional services agreement or affiliation agreement, and (y) any person or entity (whether or not an Affiliate) that is connected to, or has the right to connect to or otherwise access, any network using or running the Licensed Technology that is operated or maintained by either of the Licensors or any of their Affiliates, but only if such person or entity is connecting to or accessing such network for the primary purpose of (A) sharing information in the database of either of the Licensors or any of their Affiliates, (B) sharing information useful in or necessary to the care, treatment or insuring of patients or prospective patients (including without limitation so-called "covered lives") that are common to both such person or entity and either of the Licensors or any of their Affiliates, and/or
                  (C) providing systems management services to physician groups or other healthcare providers associated with either of the Licensors or any of their Affiliates.

                  c. Conversion to Non-Exclusive License. In the event that IHS does not pay royalties (based upon actual revenues) hereunder sufficient to meet either of the Royalty Milestones, or IHS or Wilson does not otherwise pay an amount sufficient to meet such Royalty Milestones, then subject to the next sentence hereof Partners may at its election and upon thirty (30) days prior written notice convert the License to a non-exclusive license, in which event Licensors shall have completely unrestricted rights to the Licensed Technology for all purposes (including without limitation the right to use any and all means to exploit and commercialize the Licensed Technology), subject only to
Section 19 hereof and Licensee's non-exclusive rights hereunder. If Partners exercises such conversion right hereunder, it shall, as a condition to such exercise, simultaneously transfer to IHS 370,609 shares of Common Stock, adjusted for stock dividends, stock splits, combinations and the like, of IHS owned by it, or its Affiliates, by delivering to IHS prior to the effective date of the conversion of the License to a non-exclusive License stock certificates representing such shares, duly endorsed for transfer to IHS.

                  d. New Technologies. Each Licensor hereby agrees that if it develops, or has developed for it, additional IS modules and IHN modules (collectively, "New Modules") that are not included in the Licensed Technology, but that may be used in conjunction therewith, it will not license or offer to license such New Modules to any party before offering IHS an exclusive license to such New Modules for such consideration and on such other terms and conditions as such Licensor may deem appropriate.

         Such Licensor shall make such offer to Licensee in writing pursuant to a notice (the "Offer Notice") which sets forth the terms of such proposed license in reasonable detail. If Licensee desires to license such New Modules, it shall notify such Licensor in writing of such desire within fourteen (14) days of receipt of the Offer Notice. Licensor and Licensee shall then negotiate in good faith with respect to entering into a definitive license agreement with respect to such New Modules.

         In the event that IHS and such Licensor, after such good faith negotiation, are unable to negotiate a mutually acceptable license to such New Modules within 120 days after the date of the Offer Notice, such Licensor may offer to license the New Modules to a third party, but on terms and conditions not more favorable than those offered to IHS in the Offer Notice. Notwithstanding the foregoing, in the event that any third party has developed any of the New Modules for a Licensor, and such Licensor does not have the unrestricted right, title and interest in and to such New Modules, the provisions of this Section 2.D shall not apply to the extent that they would conflict with any such third party rights in and to the New Modules.

                  e. No Transfer of Title. The rights and licenses herein granted by Licensors to Licensee do not transfer to Licensee any title in and to the Licensed Technology (including, without limitation, title to any and all applicable patents, copyrights, trademarks and trade secrets), and all right, title and interest therein, except for such licenses otherwise explicitly granted pursuant to this Agreement, are retained by Licensors or third parties that have provided Licensed Technology to Licensors, as the case may be. Licensee shall include on copies of Licensed Technology such copyright, patent, trademark or other proprietary notices as may be required by third parties who have provided Licensed Technology, and as otherwise may be necessary to protect both Licensors' and IHS' rights therein.

                  f. Licensors' Third Party Negotiations. If and when Licensors are entering into any contracts or arrangements for the development of any New Modules or technology which would be Future IS Technology (but for the fact that it would constitute Excluded Software), Licensors shall also request that they be entitled to license to IHS the rights to such technology or New Modules, as the case may be, as are provided for in this Agreement. If such third party requires payment of any additional amounts in order to permit Licensors to grant such rights to IHS, Licensors shall notify IHS of such requirement, and IHS may at its election, exercised promptly after receiving such notice, elect to pay such amounts, in which event Licensors or IHS shall negotiate in good faith with such third party to obtain such rights for IHS.

                  g. IHS' Third Party Licenses. IHS agrees that each and every license or other agreement pursuant to which IHS transfers, assigns, provides or licenses Licensed Technology to any third party shall include a provision pursuant to which such third party shall (i) covenant not to sue or institute any action or otherwise make a claim against Licensors or their Affiliates on account of or related to IHS' provision of products or services, with sole recourse being against IHS, and (ii) agree that Licensors and their Affiliates shall be entitled to rely upon such covenant as intended beneficiaries. Licensors and their Affiliates need not be mentioned by name in any such provision as long as they are included in a class description, such as "hospitals and their affiliates that have licensed software to IHS", or other similar description in such provision.

                  h. Title Transfer. If at the time Licensee is contemplating an initial public offering Licensee's Board of Directors reasonably determines that transfer to Licensee of title in and to the Licensed Technology will have a material beneficial effect on the valuation of the company at the time of the initial public offering, then Licensors and Licensee shall use commercially reasonable efforts to negotiate and agree upon mutually acceptable terms to transfer to Licensee title to or other ownership interest in the Licensed Technology for nominal consideration. In any event, even if such transfer is agreed to, Licensors and their Affiliates shall be entitled to retain or be granted such rights in and to the Licensed Technology (other than title) as they have under the terms of this Agreement.

         Except for transfers of title in and to the Licensed Technology to Affiliates of Licensors, in which case such Affiliates shall agree to be bound by the terms and conditions of this Agreement, Licensors shall not agree to transfer title in and to any of the Licensed Technology to any third party without giving Licensee a right of refusal on such transfer in accordance with the following provisions of this paragraph. Licensors shall give Licensee prompt written notice of the terms and conditions of any proposed transfer to a third party pursuant to a bona fide written offer prior to the consummation thereof, and Licensee shall have thirty (30) days from the date of such notice to notify Licensors in writing of its intention to acquire title to the Licensed Technology on the same, or no less favorable, terms and conditions as are set forth in the third party offer. If Licensee so desires to acquire title and so notifies Licensors, Licensors shall negotiate with Licensee in good faith during such 120-day period in order to effect such transfer; provided that if agreement is not reached by the end of such period, Licensors shall be free to transfer title upon the terms and conditions offered by the third party offeror. Even if Licensee elects not to exercise such right, Licensee shall not transfer title to any of the Licensed Technology unless the transferee agrees in writing to be bound by all the terms and conditions of this Agreement applicable to Licensors.

         3. Software Transfer. Licensors shall as soon as practicable deliver to IHS one copy of the Object Code and Source Code and any and all available and currently used installation and operation documentation to the IS Technology, and shall promptly when reasonably available after completion of any module or enhancement comprising Future IS Technology, deliver one copy of the Object Code and Source Code and any and all other available installation and operation documentation thereto. Licensors shall provide at IHS' request and expense such additional copies of Object Code, Source Code and installation and operation documentation to Licensed Technology as IHS may reasonably require. For the period ending eighteen (18) months from the Effective Date, Licensors shall provide up to thirty (30) person days of support services as Licensee may reasonably require in order to assist Licensee in installing Future IS Technology.

         4.       IHS Obligations and Cross-License Provisions.

                  a. IHS Business. Among other services provided by IHS, IHS will engage in the business of sublicensing the Licensed Technology and Licensee Derivative Works to hospitals and other healthcare providers, and providing support, maintenance, installation and consulting services to such providers in connection therewith. It is anticipated that, in connection with such business, IHS may improve the Licensed Technology and create Licensee Derivative Works.

                  b. Cross-License to Licensee Derivative Works. Subject to the terms and conditions of this Agreement (including without limitation Section 7), IHS hereby grants to Licensors and their Affiliates a royalty-free, irrevocable, internal use license (including without limitation the right to make Derivative Works and unlimited copies) to any and all Licensee Derivative Works (including without limitation all Source Code and Object Code thereto) which do not constitute New Products, as defined in Section 4.C. below. Without limitation, such license to Licensee Derivative Works shall also include all such rights as are retained with respect to Licensed Technology as set forth in Section 2.B(iii) hereof. Copies of the Object Code and Source Code, and other available documentation as may be necessary or advisable to install and operate such Licensee Derivative Works, shall be provided to Licensors promptly when reasonably available. Licensors shall not alter, remove, or obscure any of Licensee's or any other party's copyright, patent, trademark or proprietary notices from any Licensee Derivative Works supplied by Licensee to Licensor(s) hereunder.

         IHS shall provide free of charge through the period ending eighteen
(18) months from the Effective Date up to thirty (30) person days of such support services as Licensors may reasonably request in order to assist Licensors and their Affiliates in installing such Licensee Derivative Works and integrating them with Licensors' systems. Thereafter, Licensee will provide such support services on terms and conditions no less favorable than are offered to Licensee's most favored customers. Notwithstanding anything contained here to the contrary, in the event that any third party has developed any Licensee Derivative Work for IHS, and IHS does not have the unrestricted right, title and interest in and to such Licensee Derivative Work, the provisions of this Section 4.B shall not apply to the extent that they would conflict with any such third party rights.

         If and when Licensee enters into any contracts or arrangements with a third party for the development of any Licensee Derivative Works, Licensee shall also request that it be entitled to

                             CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY
                                 WITH THE SECURITIES AND EXCHANGE COMMISSION.
                                       ASTERISKS DENOTE SUCH OMISSIONS.

license to Licensors an their Affiliates the rights to Licensee Derivative
Works as are provided for in this Agreement. If such third party requires payment of any additional amounts in order to permit Licensee to grant such rights to Licensors and their Affiliates, Licensee shall notify Partners of such requirement, and Partners may at its election, exercised promptly after receiving such notice, elect to pay such amounts, in which event Licensee or Licensors shall negotiate in good faith with such third party to obtain such rights for Licensors and their Affiliates.

                  c. License to Future IHS Technology. IHS shall offer to Licensors and their Affiliates a license to all New Products as defined below and all IS and IHN modules developed by IHS on terms and conditions no less favorable than they are licensed or offered for license to IHS' most favored customers. Such license shall be offered as soon as is reasonably practicable upon commercial availability of such New Products. At Licensors request, Licensee shall maintain, and furnish to Licensors copies of, records reasonably demonstrating the time necessary to develop any New Product which Licensors propose to license hereunder.

         A "New Product" shall include (i) all new software applications developed by IHS which are not derived from Licensed Technology, (ii) all major architectural changes to the Licensed Technology, including without limitation changes in the application operating system or development environment, provided that such changes require at least one person year of technical effort to effect, and (iii) after the second anniversary of the Effective Date, all changes to any module or application included in the Licensed Technology that require at least one person year of technical effort to effect per module or application.

                  d. No Transfer of Title. The rights and licenses herein granted by Licensee to Licensors do not transfer to the Licensors any title in and to such portions of Licensee Derivative Works as are prepared by or on behalf of Licensee, including, without limitation, title to any and all applicable patents, copyrights, trademarks and trade secrets, and all right, title and interest therein, except for such licenses as are granted pursuant to this Agreement, are retained by Licensee or third parties that have provided portions of Licensee Derivative Works to Licensee, as the case may be.

         5.       Royalty Provisions.

                  a. Royalty Amount. IHS will pay to Partners a royalty equal to [*] of the accrued gross revenues of IHS (and any Affiliate of IHS), calculated in accordance with GAAP, from sales, leases and licenses of Licensed Technology, and any and all Licensee Derivative Works, or any products that include or are in whole or part based thereon, and from any support, maintenance, installation, consulting or other service revenues related to such sales, leases or licenses, except installation revenues from the first two IHS installations (collectively, "Royalty Revenues"). Any such support, maintenance, installation, consulting, or other services shall be provided by Licensee at its sole discretion.

                  b. Quarterly Calculations. IHS shall, within forty-five (45) days after the end of each calendar quarter beginning with the first quarter in which IHS has Royalty Revenues,

                             CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY
                                 WITH THE SECURITIES AND EXCHANGE COMMISSION.
                                       ASTERISKS DENOTE SUCH OMISSIONS.

compute royalties due to Partners for the calendar quarter most recently ended and shall furnish to Partners a royalty statement based on Licensee's Royalty Revenues for such quarter and shall pay to Partners with that statement all royalties due after adjustment for sales commissions to third parties, sales allowances, bad debts, rebates and returns.

                  c. Independent Examination. Partners may, at Partners' own cost and expense not more than once in any calendar year, cause an independent certified public accountant acceptable to Partners and Licensee to examine Licensee's books and records for the purpose of verifying the accuracy of statements sent to Partners pursuant to this Section 5. Such examination shall be made on at least ten (10) business days notice and during Licensee's usual business hours at the place Licensee keeps the books and records to be examined.

                  d. Adjustments Based on Examination. If, as a consequence of an examination, any payments are due to Partners, such payments shall be credited to the Partners' royalty account and promptly paid to Partners. In the event such examination reveals an overpayment to Partners, the amount of such overpayment will be a credit against any royalties thereafter due to Partners or will be, at Licensee's request, promptly refunded to Licensee. If the examination contemplated by this Section 5 shall reveal an underpayment of more than [*] of royalties due to Partners for the period under audit, then, in addition to any additional royalties that are due to Partners, Licensee shall reimburse Partners for its reasonable audit expenses, unless the underpayment does not exceed an amount equal to $[*].

                  e. Termination of Royalty Obligations. IHS' obligations to pay royalties hereunder shall terminate upon the earliest to occur of the following events:


                           (i) IHS completes an initial public offering of its Common Stock at a per share price of at least $10.00 per share (such per share purchase price, the "Minimum Share Value");

                           (ii) IHS Common Stock is publicly traded either on a national exchange, on NASDAQ or in the over-the-counter markets, and the average trading price of the Common Stock for any thirty (30) consecutive day period is at least the Minimum Share Value;

                           (iii) IHS completes a private financing, or otherwise
                  obtain for Licensor a bona fide third party offer, in which Partners is given the opportunity to sell all of its Common Stock at the Minimum Share Value; or

                           (iv) IHS has completed an initial public offering that does not meet the requirements of the foregoing clause
                  (i) and IHS has met all the Royalty Milestones;

provided, however, any such termination shall not relieve IHS of its obligation to pay accrued and unpaid royalties as of the date of such termination.

                  f. Reduction of Royalty Payments. Any and all royalty payments due hereunder shall be reduced by the amount of fees (but not cost reimbursement) paid by IHS under the Technical Services Agreement Such reduction shall be applied to the next royalties, if any, due hereunder.

         6. Stock Issuance. In consideration for Licensors entering into, and as a condition to the execution and delivery of, this Agreement and the Technical Services Agreement, (i) IHS shall simultaneously with the execution hereof issue to Partners 988,291 shares of Common Stock, which issuance shall be indefeasible except as otherwise explicitly set forth in this Agreement, (ii) IHS and Wilson, among others, are entering into the Stockholders Agreement and the Registration Rights Agreement, (iii) IHS and Wilson are entering into the Employment Agreement, and (iii) IHS is entering into the Partners' Affiliates Assistance Agreement.

         7.       Termination Provisions.

                  a. Without limiting any and all other rights and remedies Licensors may have at law or equity on account of a breach, Licensors may terminate this Agreement if:

                           (i) Wilson voluntarily leaves the employment of IHS (as opposed to termination by reason of death, disability, or cause) during the initial three (3) year term of the Employment Agreement; or

                           (ii) IHS breaches any material term of this Agreement
                  or the Technical Services Agreement and such breach is not cured within forty-five (45) days after Partners give IHS written notice of such breach.

                  b. Without limiting any and all other rights and remedies IHS may have at law or equity on account of a breach, IHS may terminate this Agreement if a Licensor breaches any material term of this Agreement or the Technical Services Agreement, and such breach is not cured within forty-five
(45) days after IHS gives such Licensor written notice of such breach.

                  c. IHS may, as its exclusive right and remedy, terminate this Agreement if portability of the Licensed Technology is not demonstrated by December 31, 1997 and IHS gives Partners written notice of termination by March 30, 1998. Portability shall be demonstrated if any of the asterisked items on Exhibit A attached hereto and all the Required Future IS Technology are installed and operational in any additional site or sites other than the Brigham. IHS shall use diligent efforts to achieve such installations by such date. Licensors shall have no obligation or liability of any kind to IHS on account of any failure to demonstrate portability.

                  d.       Certain Rights Upon Termination:

                           (i)   Sections 1, 2.E., 4.D., 5, 7, 8, 10, 12, 13 and
                  15 through 30 shall survive any termination of this Agreement pursuant to Sections 7.A, 7.B or 7.C. Except as provided for otherwise in this Section 7.D., upon termination of this Agreement all copies of Source Code to software furnished or licensed hereunder and provided by the other party shall be returned to the providing party or destroyed, and all Object Code to such software shall be similarly returned or destroyed.

                           (ii) if this Agreement is terminated by Licensors pursuant to Section 7.A. hereof, Sections 2.A.-B., 2.G., 4.A.-B., 9, 11 and 14 shall also survive termination of this Agreement, provided, however that (A) the License shall become non-exclusive, in which event Licensors shall have completely unrestricted rights to the Licensed Technology for all purposes (including without limitation the right to use any and all means to exploit and commercialize the Licensed Technology) subject only to Section 19 hereof and Licensee's non-exclusive rights hereunder, (B) Licensed Technology shall only be deemed to include the Licensed Technology as it exists on the date of termination, and shall not include any further Future IS Technology, and (C) Licensee Derivative Works shall only be deemed to include Licensee Derivative Works as they exist on the date of termination (not including any future modifications, enhancements, or new versions thereof).

                           (iii) If this Agreement is terminated by IHS pursuant
                  to Section 7.B. hereof; Sections 2.A.-B., 2.G., 4.A.-B., 9, 11 and 14 shall also survive termination of this Agreement, provided, however that (A) the License shall become non-exclusive, in which event Licensors shall have completely unrestricted rights to the Licensed Technology for all purposes (including without limitation the right to use any and all means to exploit and commercialize the Licensed Technology) subject only to Section 19 hereof and Licensee's non-exclusive rights hereunder, (B) Licensed Technology shall only be deemed to include the Licensed Technology as it exists on the date of termination and shall not include any further Future IS Technology, and (C) Licensee Derivative Works shall only be deemed to include Licensee Derivative Works as they exist on the date of termination (not including any future modifications, enhancements, or new versions thereof).

                           (iv) If this Agreement is terminated by IHS pursuant to Section 7.C. hereof, IHS shall have the right to require Partners, within thirty (30) days after such termination, to contribute to IHS all of the Common Stock of IHS issued to Partners pursuant to Section 6 of this Agreement Section 4.B. shall also survive such termination of this Agreement pursuant to Section 7.C, provided, however, that Licensee

                  Derivative Works shall only be deemed to include Licensee Derivative Works as they exist on the date of termination (not including any future modifications, enhancements, or new versions thereof). In addition, any third party licenses to use Object Code to the Licensed Technology granted by Licensee prior to the date of termination to any third party shall survive termination of this Agreement pursuant to Section 7.C, and IHS shall have the right to support and maintain such Object Code and shall continue to have a license to Source Code delivered prior to such date only for the limited purpose of such support and maintenance.

         8. Non-Solicitation. For a period of three years after the Effective Date, neither Licensors nor IHS will solicit or hire any employee of the other, or of an Affiliate of the other, that is engaged in the development, operation, marketing or sale of hospital or clinical information services, or integrated health networks, without the prior written consent of the other. Licensors agree that they will not sell, license, or market any software product or services competitive with any product incorporating Licensed Technology or the services provided by IHS relating to such product; provided, that this shall not be deemed to restrict Licensors rights provided in Section 2.B.(iii) and Section 4.B hereof.

         9. Use of Partners' Name. IHS will have the right to use the Partners and its Affiliates names in reference materials and/or announcements regarding the products and services to be offered by IHS. Any such use in written or printed materials will be subject to the approval of a designated Partners representative (which approval shall not be unreasonably withheld) in order, among other reasons, to be consistent with and not impair Partners' or Brigham's reputation or non-profit status.

         10.      Rights to Technology.

                  a. Third Party Software. Attached as Exhibit D to this Agreement is a list of all contracts pursuant to which software material to and included in the IS Technology has been developed for or licensed to the Licensors by third parties other than employees ("Third Party Software Agreements"). True and correct copies of such Third Party Software Agreements have been delivered to IHS. To the best knowledge of Licensors (as defined below) Licensors (i) continue to have the right to use the software covered by such Third Party Software Agreements and (ii) except for Excluded Software, are not restricted in their ability to license the software included therein to IHS pursuant to the terms of this Agreement.

                  b. Ownership of Software. To the best knowledge of Licensors, substantially all software included in the operations of the IS Technology, other than the software furnished pursuant to the Third Party Software Agreements, has been developed by employees of Licensors within the scope of their employment, are owned by Licensors as a "work-for-hire" under applicable provisions of US copyright law, and do not infringe any US patent, copyright, trade secret or other U.S. proprietary right of any third party.

                  c. No Liens and Encumbrances. Licensors have not granted to any third party any liens and encumbrances in and to the Licensed Technology which would deprive Licensee of its rights hereunder, and have not granted to any third party any licenses in and to the Licensed Technology which would conflict with the terms and conditions of this Agreement.

                  d. Due Authorization. Each of the Licensors, jointly and severally, on the one hand, and Licensee, on the other hand, represents, warrants, and covenants to and with the other that it is duly authorized to enter into and be bound by this Agreement, and is not and will not become a party to or be bound by any other agreement, contract, commitment, or subject to any charter, bylaw or other corporate restriction that prohibits or otherwise restricts its ability to fulfill its obligations hereunder.

                  e. Best Knowledge Definition. "Best knowledge" as used in this
Section 10 shall mean the knowledge of Partners and Brigham based only on their consultation with staff members now on staff and involved with the development of the IS Technology or the performance of the Licensors' obligations under Third Party Software Agreements, as the case may be.

         11.      Prosecution and Maintenance of Patent Rights; Copyright
Registration.

                  a. Patent Prosecution by Licensors. Licensors shall have the right, but not the obligation, either on their own initiative or at the request of IHS, to apply for US or foreign patent protection for any part of the Licensed Technology as Licensors so choose. In the event Licensors so decide to seek patent protection for any such part of the Licensed Technology in any jurisdiction, Licensors shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications related to such part of the Licensed Technology in such jurisdiction. IHS shall, at Licensors' expense, take all action as may be reasonably necessary or appropriate and as may be reasonably requested by Licensors in order to assist Licensors in such activities, provided, however, that if and to the extent any of such activities are undertaken at the request of IHS, IHS shall bear its own costs and expenses and shall reimburse Licensors for all of their reasonable costs and expenses, including without limitation reasonable attorneys' fees and filing fees, incurred in connection with such activities.

                  b. Patent Prosecution by IHS. In the event that,

                           (i) Licensors decline to prepare, file, prosecute or maintain a patent application in any jurisdiction as requested by IHS, or

                           (ii) Licensors fail to take any action to diligently prepare, file, prosecute or maintain any patent application, and such failure (x) could be reasonably anticipated to jeopardize or prejudice the rights or interests of, or otherwise be injurious to, Licensors or IHS, and (y) has not been cured or remedied within forty-five (45) days after IHS has given Licensors notice of such failure,

IHS may, and is hereby granted the power-of-attorney to, take in the name of either of the Licensors, and at IHS' costs and expense, any and all such actions as IHS may deem necessary or appropriate to take any such actions not taken by Licensors.

                  c. Information Sharing and Cooperation. Both parties shall keep the other informed as to the status of any patent application that it is pursuing, shall provide the other with copies of all written communications pertaining to the filing, prosecution or maintenance of each patent application, and shall give the other reasonable opportunity to comment on, and have reviewed by the other's own counsel and at the other's own expense, any patent applications or other filings made in connection with an application or granted patent.

                  d. Copyright Registration. At IHS' election and direction, Licensors shall take all actions reasonably requested by IHS in order to register the copyrights to any copyrightable works included in the Licensed Technology in any jurisdiction reasonably requested by IHS. Any such registration shall be at IHS' expense. In the event Licensors fail to take any action as may be reasonably requested by IHS, IHS may, and is hereby granted the power-of-attorney to, take in the name of the Licensors such actions as Licensors have failed to take.

         12.      Licensee Indemnification.

                  a. Licensee Indemnification. Licensee shall indemnify, defend and hold harmless each of the Licensors, their Affiliates and their respective trustees, officers, medical and professional staff; employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claim, suit, action or demand made or brought by any third party (including, but not limited to, those based on any theory of product liability whether brought in the form of tort, warranty, or strict liability) to the extent it arises out of or in connection with (i) any use, sale, license, transfer, assignment or other disposition by Licensee (including without limitation any license granted to Licensors and their Affiliates pursuant to Section 4), or by any party acting on behalf of or under authorization from Licensee, of Licensed Technology or Licensee Derivative Works, or (ii) consulting, support, maintenance or other services provided by Licensee in connection with or related to the Licensed Technology or Licensee Derivative Works; provided further that for a period of twenty-four (24) months from the date IHS first reaches agreement for the use by a third party, or for the sale, license, transfer, or other disposition of any Licensed Technology or Licensee Derivative Works (the "Defect Period"), Licensee shall have no indemnification obligation under this Section 12.A. with respect to any Hidden Brigham Defect, as defined in Section 12.B. below. Without limitation, the foregoing indemnification obligations shall apply to any patent, trade secret, copyright or other proprietary right infringement claim, suit, action or demand, except to the extent based upon (i) any unmodified portion of the Licensed Technology itself, (ii) the combined use of Licensed Technology or Licensee Derivative Works with any other software, apparatus or technology not provided by or on behalf of Licensee, (iii) modifications to Licensed Technology or Licensee

Derivative Works not made by or on behalf of Licensee, or (iv) use of the Licensed Technology or Licensee Derivative Works not in accordance with the intended use specified by Licensee.

                  b. Limitation of Indemnification. Licensee's indemnification obligations under Section 12.A above shall not apply to any liability, damage, loss or expense to the extent it is attributable to (i) the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees, or
(ii) the breach by Licensors of any of their representations, warranties or obligations hereunder. For the duration of the Defect Period, "negligent activities" shall be deemed to include any failure of Licensors to correct or have corrected any defect or flaw in Licensed Technology, other than programming defects or flaws or other defects or flaws caused by Licensee in Developed Technology, developed by or on behalf of and owned by Licensors and delivered to Licensee, if such defect or flaw (i) has not been detected or is not capable of being detected by Licensee after a commercially reasonable review and analysis of the Licensed Technology, (ii) exists in the Licensed Technology as used at the Brigham and could cause at the Brigham the same or similar type of damage or injury for which a third party is making or bringing a claim, suit, action or demand against Licensors, and (iii) does not exist, or gives rise to a failure or other problem for which a third party is bringing or may bring a claim, suit, action or demand, because of (A) Licensee's modification or a third party's modification (other than modifications by or on behalf of and owned by Licensors) of the Licensed Technology, (B) use of the Licensed Technology in combination with any other technology or software not provided by Licensors as part of the Licensed Technology or (C) for a purpose different than the intended purpose for which such Licensed Technology is developed or used at the Brigham (any such defect or flaw, a "Hidden Brigham Defect").

                  c. Attorneys; Control of Defense. Licensee may control the defense of any claims, suits, actions or demands brought or filed against any Indemnitee with respect to the subject of indemnity contained in this Section 12 provided that it uses counsel reasonably acceptable to Licensors. Licensee shall pay all costs of defense in connection with any and all such claims, suits, actions or demands, whether or not rightfully brought Licensors (or another Indemnitee) shall provide Licensee with prompt written notification of any claim, suit, action or demand for which indemnification is sought hereunder, and may also participate with counsel of their own choosing and at their own cost and expense to assist in the defense of any such claim, suit, action or demand. Licensee may not agree to a consent judgment or other voluntary final disposition of any such claim, suit, action or demand without the consent of Licensors, which shall not be unreasonably withheld.

         13.      Insurance.

                  a. Commercial General Liability Insurance. Beginning at the time as any product, process or service that includes or is based in whole or part upon the Licensed Technology, including without limitation any Licensee Derivative Works, is being commercially used (for or by a customer other than Partners or any of its Affiliates), sold, licensed, transferred, assigned or otherwise disposed of by Licensee or by a sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds, and continue to maintain such insurance as long as commercially available at market rates. Such commercial general liability insurance shall provide (i) product liability coverage and
(ii) contractual liability coverage for Licensee's indemnification obligations under Section 12 of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to Partners and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this
Section 13 shall not be construed to create a limit of Licensee's liability with respect to its indemnification under Section 12 of this Agreement.

                  b. Evidence of Insurance. Licensee shall provide Partners with written evidence of such insurance upon request of Partners. Licensee shall provide Partners with written notice at east fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if replacement insurance is commercially available at market rates providing comparable coverage and Licensee does not obtain such issuance within forty-five (45) days after Licensee has knowledge of such cancellation, non-renewal or material change, but no later than thirty (30) days after the effective date of such cancellation, non-renewal or material change, Partners shall have the right to terminate this Agreement effective at the end of such period without notice of any additional waiting periods.

                  c. Duration of Insurance. Licensee shall maintain such commercial general liability insurance during (i) the period any such product, process or service that includes or is based in whole or in part upon the Licensed Technology, including without limitation any Licensee Derivative Works, is being commercially used (for or by a customer of IHS other than Partners or any of its Affiliates), sold, licensed, transferred, assigned or otherwise disposed of by Licensee or by a sublicensee, Affiliate or agent of Licensee and
(ii) a reasonable period after the period referred to in C.(i) above which in no event shall be less than fifteen (15) years.

         14.      Enforcement of Proprietary Rights.

                  a. Notification. Licensors and Licensee shall each give prompt written notice to the other of any actual or suspected unauthorized use or disclosure of the Licensed Technology by a third party, or any other action which either party believes may infringe any copyright, patent, trade secret or other proprietary right of Licensors or IHS in and to the Licensed Technology, and shall provide each other with information available to it concerning such unauthorized use or disclosure or infringement and cooperate fully in the investigation of such activity.

                  b. Licensee Actions. Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any such unauthorized use or disclosure or infringement, and, in furtherance of such rights, Licensors hereby agree that Licensee may use Licensors names for such purposes or join Licensors as party plaintiff in any such suit,' without expense to Licensors. The full cost of any such prosecution commenced by Licensee shall be borne by Licensee and

Licensee shall indemnify Licensors against any order for payment that may be made against Licensors in such proceedings. No settlement, compromise, consent judgment or other voluntary final disposition of any action may be entered into without the consent of Licensors, which shall not unreasonably be withheld Any recovery of damages for past infringement derived from such action shall be used to reimburse first Licensee and then Licensors for all expenses and legal fees connected with such action. Any recovery of damages then remaining shall belong to Licensee.

                  c. Licensors Actions. If within ninety (90) days after having been notified of any alleged unauthorized use, disclosure or infringement of Licensed Technology, Licensee shall not have brought an infringement action, or at any time thereafter Licensee shall not be diligently prosecuting such infringement action, or if Licensee at any time shall notify Licensors of its intention not to bring suit or continue prosecuting an action against any alleged infringer, then in those events Licensors shall have the right to initiate or pursue such actions at Licensors' expense and to use Licensee's name for such purposes or join Licensee as a party plaintiff in any such suit, without expense to Licensee. No settlement, compromise, consent to judgment or other voluntary final disposition of the suit may be entered without the consent of Licensee, which consent shall not be unreasonably withheld Licensors shall indemnify Licensee against any order for payment that may be made against Licensee in such proceeding. Any recovery of damages for past infringement derived from such action shall first be used to reimburse first Licensors and then Licensee for all expenses and legal fees connected with such action. Any recovery of damages then remaining shall belong to Licensors.

                  d. Rights Dependent upon Exclusive Licenses. Licensee's right to initiate action in the first instance under Section 14.B. hereof shall remain in effect for as long as Licensee retains its exclusive License hereunder. In the event Licensee's License becomes non-exclusive under this Agreement, Licensee's right to initiate actions in the first instance for infringements shall cease; provided, however, that if within six (6) months after having been notified of any alleged unauthorized use, disclosure, or infringement of Licensed Technology, Licensors shall not have brought an infringement action, or at any time thereafter shall not be diligently prosecuting such infringement action, or if Licensors at any time shall notify Licensee of its intention not to bring suit or continue prosecuting an action against any alleged infringer, then in those events Licensee shall have the right to initiate and pursue such action at Licensee's expense and to use Licensors' name for such purposes or join Licensors as party plaintiffs in any such suit, without expense to Licensors. The full cost of any such prosecution commenced by Licensee shall be borne by Licensee and License shall indemnify Licensors against any order for payment that may be made against Licensors in such proceeding. No settlement, consent judgment or other voluntary final disposition of any action may be entered into without the consent of Licensors, which shall not be unreasonably withheld. Any recovery of damages for past infringement derived from such action shall be used to reimburse first Licensee and then Licensors for all expenses and legal fees connected with such action. Any recovery of damages then remaining shall belong to Licensee.

                  e. Separate Counsel. In the event that either party shall undertake the enforcement of Licensed Technology by litigation, the other party may retain counsel at its expense (but subject to reimbursement out of recovery of damages pursuant to Section 14.B, 14.C, or 14.D as the case may be) to represent it in such suit.

         15. Disclaimer of Warranties. LICENSORS MAKE NO REPRESENTATIONS AND WARRANTIES REGARDING THE LICENSED TECHNOLOGY OTHER THAN AS EXPLICITLY SET FORTH IN THIS AGREEMENT, AND DISCLAIM ALL IMPLIED WARRANTIES OF ANY KIND WITH REGARD TO THE LICENSED TECHNOLOGY INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         LICENSEE MAKES NO REPRESENTATIONS AND WARRANTIES REGARDING LICENSEE DERIVATIVE WORKS OTHER THAN AS EXPLICITLY SET FORTH IN THIS AGREEMENT, AND DISCLAIMS ALL IMPLIED WARRANTIES OF ANY KIND WITH REGARD TO LICENSEE DERIVATIVE WORKS INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         16. Infringement by Licensee of Third Party Technology.

                  a. Defense Obligation. In the event a claim, action, suit or demand is brought or made against Licensee that use of the Licensed Technology infringes any US patent right, copyright, trade secret or other US proprietary right of such third party, Licensors shall, if so requested in writing by Licensee, both assume the costs of defense of such claim, action, suit or demand and control the conduct of such defense using counsel of their choosing, provided that Licensee gives Licensors prompt notice of the bringing or making of any such claim, action, suit or demand, and provides such reasonable; instance as Licensors may request in the conduct of such, defense. License may at its own cost and expense assist in such defense using counsel of its own choosing, and may at any time assume full control of the conduct of its own defense after which time it shall assume all costs and expenses and pay all Damages (as defined below) and amounts payable pursuant to any settlement, compromise, consent to judgment or voluntary disposition incurred in connection therewith notwithstanding anything in this Section 16 to the contrary. If Licensee elects at any time to defend itself in or against such claim, action, suit or demand, Licensors may at their own expense assist in such defense using counsel of their own choosing.

                  b. Liability for Damages, Etc. Licensors shall pay any and all damages, penalties, fines, charges, opposing counsel fees, royalties or other payments ("Damages") which Licensee may be required to pay by a court of law in the event Licensors do not succeed in the defense of any such infringement claim, action, suit or demand (i) if Licensors have at the time of execution of this Agreement violated their representations set forth in Section 10 with respect to such claim, action, suit or demand, or (ii) if such infringement claim, action, suit or demand is brought or made by any employee of Licensors as of the Effective Date or retained thereafter or by any of the Covered Infringement Persons.

         Licensors shall pay twenty percent (20%) of Damages, and Licensee shall pay the balance of eighty percent (80%) of Damages, which Licensee may be required to pay by a court of law in the event Licensors do not succeed in the defense of any infringement claim, action, suit or demand which it controls that is brought or made by any former employee of Licensors no longer employed or retained on the Effective Date or any former or current consultant to Licensors (other than the Covered Infringement Persons), including without limitation by any party to the Third Party Software Agreements.

         Licensors shall have no liability for Damages in any other infringerent claim, action, suit or demand.

                  c. Settlement or Compromise. Licensors sail not agree to settle, compromise, consent to judgment or otherwise voluntarily dispose of any such claim, action, suit or demand for which Licensors are controlling the defense without Licensee's consent which shall not be unreasonably withheld, except if Licensors elect to pay the entire amount of any such settlement, compromise, consent or voluntary disposition not consented to by Licensee; provided, however, in any such claim, action, suit or proceeding for which Licensors have no liability for Damages as provided in Section 16.B. above, Licensee may withhold its consent for any reason. Amounts payable by Licensors in any such settlement, compromise, consent to judgment or other voluntary disposition of a claim, action, suit or demand shall be payable in the same proportions as Damages would be payable by Licensors pursuant to the foregoing
Section 16.B with respect to such claim, action, suit or demand, except if pursuant to the first sentence of this Section 16.C Licensors' elect to pay the entire amount of any settlement, compromise, consent or voluntary disposition which it would not otherwise be required to pay hereunder.

                  d. Exclusion From Liability. Notwithstanding anything herein to the contrary, Licensors obligation to pay costs of defense, Damages or amounts payable upon settlement, compromise, consent to judgment or other voluntary disposition shall not apply to any claim, action, suit or demand to the extent based upon (i) the combined use of Licensed Technology with any software, apparatus or other technology not provided by or on behalf of Licensors, (ii) modifications to the Licensed Technology (other than modifications made by or on behalf of Licensors), (iii) use of the Licensed Technology not in accordance with its intended use specified by Licensors, or
(iv) any unmodified portion of the Developed Technology itself.

         17. Certain Obligations of Licensors Related to Infringement. Notwithstanding anything to the contrary in Section 16 hereof, Licensors shall be liable for the costs and expenses of making non-infringing any Licensed Technology that has been developed by them or their employees (as opposed to developed by a third party even if the rights therein have been assigned to either of the Licensors) and is held to infringe any US patent right, copyright, trade secret or other US proprietary right of any third party, if such non-infringement can after reasonable commercial efforts be accomplished by Licensors by working-around or otherwise redoing that part of the Licensed Technology which is infringing; provided, however, the foregoing shall impose no obligation upon the Licensors to pay any license, royalty or other fees to any third parties in order to obtain rights to any infringed rights or technology except as otherwise provided in Section 16. Licensee shall give Licensors prompt notice of any claim, action, suit or demand against Licensee that asserts that any Licensed Technology infringes any US patent right, copyright, trade secret or other US proprietary right of any third party.

         In the event any infringement claim, action, suit or demand made or brought against Licensee is based upon Licensed Technology that has been licensed to Licensors pursuant to any of the Third Party Software Agreements, Licensors shall permit and grant appropriate authority to Licensee to assert on behalf of and in the name of Licensors any and all claims and actions, including rights of indemnification or other claims, that Licensors may have against the third party software provider or developer on account of such infringement by Licensee, but only to the extent Licensee has not been indemnified by Licensors with respect to such infringement claim, action, suit or demand; provided, that the foregoing shall not derogate from Licensors own right to bring any such claim or action in the event of any actual or threatened infringement claim against Licensors.

         18. Limitation of Liability. WITHOUT LIMITING THE OBLIGATIONS OF THE PARTIES OTHERWISE SET FORTH IN SECTIONS 12, 16 AND 17 HEREOF, NEITHER PARTY HEREUNDER SHALL BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS OF LIABILITY SHALL APPLY REGARDLESS OF THE SUCCESS OR EFFECTIVENESS OF OTHER REMEDIES AND REGARDLESS OF THE CAUSE OF ACTION UNDER WHICH SUCH DAMAGES ARE SOUGHT.

         19. Confidentiality Obligations. Each of the Licensors and Licensee (the "Restricted Party") agrees that it shall hold in confidence and not disclose to any third party any and all Proprietary Information of the other (the "Disclosing Party",), except as authorized by this Agreement. Without limiting the foregoing, the Restricted Party shall take at least the same physical, contractual and other security measures to protect such Proprietary Information as it does with respect to its own confidential technical information. These obligations shall not apply to any information generally available to the public, independently developed by the Restricted Party without reliance on the Disclosing Party's information, disclosed by a third party not under or in breach of an obligation of confidentiality to the Disclosing Party, or approved in writing for release by the Disclosing Party without restriction. Notwithstanding the foregoing, Licensee may disclose the Source Code to the Licensed Technology to any party to whom it is sublicensing the Licensed Technology, provided that it obtains the prior written agreement of such party to maintain the Source Code in confidence and to observe at least the same confidentiality obligations as apply to a Restricted Party hereunder. Licensee may also disclose Proprietary Information to financial institutions and regulatory officials to the extent required in connection with a public offering or other securities offering or as otherwise required by law, provided that such financial institutions shall agree to maintain the Proprietary Information in confidence and observe at least the same confidentiality obligations as apply to a Restricted Party hereunder, and that disclosures to regulatory officials shall be made in a manner designed to maintain confidentiality to the extent possible under applicable regulatory policies.

         20. Taxes. Licensee shall be responsible for all sales or use taxes and state or local property or excise taxes associated with the licensing, possession, or use of the Licensed Technology.

         21. Late Charges. If any fee or cost is not paid within thirty (30) days after it is due, Licensors may, at their option, charge interest at a rate of one and one-half percent (1 1/2%) per month (eighteen percent (18%) per annum) or, if less, the highest rate allowed by applicable law) from the date such fee or charge first became due.

         22. Notices. All notices or other communications required to be given hereunder shall be in writing and delivered either personally, including by expedited courier service, or by US mail, certified, return receipt requested, postage prepaid, and addressed as follows:

                           If to Licensors, to:

                           Partners HealthCare System
                           Prudential Tower, Suite 1150
                           800 Boylston Street
                           Boston, MA 02199

                           Attn:   Office of General Counsel
                                   and Chief Information Officer of Partners

                           With a copy to:

                           Lester J. Fagen, Esq.
                           Goulston & Storrs
                           400 Atlantic Avenue
                           Boston, MA 02110

                           If to Licensee, to:

                           Integrated Healthcare Solutions, Inc.
                           969 S. Ocean Blvd.
                           Delray Beach, FL 33483

                           Attn:   Harvey J. Wilson, President

                           With a copy to:

                           Lawrence Wittenberg, Esq.
                           Testa, Hurwitz & Thibeault
                           125 High Street
                           Boston, MA 02110

or as otherwise requested by the receiving party. Notices delivered personally shall be effective upon delivery and notices delivered by mail shall be effective upon their receipt by the party to whom they are addressed.

         23. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles.

         24. Headings. All captions and headings included in this Agreement are for convenience only and shall not alter or bear upon the meaning of any provision contained herein.

         25. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         26. Relationship of the Parties. Nothing herein shall be deemed to constitute either party hereto as the agent or representative of the other party, or both parties as joint ventures or partners for any purpose.

         27. Severability. In the event that one or more provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect under any applicable statue or rule of law, then such provisions shall be considered inoperable to the extent of such invalidity, illegality, or unenforceability, and the remainder of this Agreement shall continue in full force and effect. The parties hereto agree to replace any such invalid, illegal, or enforceable provisions with a new provision which has the most nearly similar permissible economic or other effect.

         28. Entire Agreement. This Agreement, together with the Partners' Affiliates Assistance Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Technical Services Agreement, and the Employment Agreement, contain the full understanding of the parties and supersedes all prior understandings with respect to the subject matter hereof.

         29. Modifications and Waivers. This Agreement may not be modified except by a writing signed by authorized representatives of the Licensors and Licensee parties. A waiver by either party of its rights hereunder shall not be binding unless contained in a writing signed by an authorized representative of the party waiving its rights. The nonenforcement or waiver of any provision on one (1) occasion shall not constitute a waiver of such provision on any other occasions unless expressly so agreed in writing. It is agreed that no use of trade or other regular practice or method of dealing between the parties hereto shall be used to modify, interpret, supplement, or alter in any manner the terms of this Agreement.


                           [INTENTIONALLY LEFT BLANK]

         30. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which constitute one and the same instrument.

                                  Partners HealthCare System, Inc.


                                  By: /s/ Jay B. Pieper
                                      ------------------------------------
                                       Jay B. Pieper


                                  Brigham and Women's Hospital, Inc.


                                  By: /s/ Jay B. Pieper
                                      ------------------------------------
                                       Jay B. Pieper


                                  Integrated Healthcare Solutions, Inc.


                                  By: /s/ Harvey J. Wilson
                                      ------------------------------------
                                      Harvey J. Wilson

                                                                       EXHIBIT A


                                  IS TECHNOLOGY
      (ASTERISKED ITEMS ARE THOSE ITEMS REQUIRED TO DEMONSTRATE PORTABILITY
                IN ACCORDANCE WITH SECTION 7.C. OF THE AGREEMENT)

IS Technology includes the following software modules and applications:

*Clinical Laboratories

                  Alpha-Fetoprotein
                  Blood Bank
                  Chemistry
                  Lab Control
                  Hematology
                  Microbiology
                  Virology

Patient Laboratories

                  Echocardiogram
                  Exercise
                  Non-invasive Vascular
                  Electroencephalogram
                  Evoked Potentials
                  Cardiac Cath
                  Electrocardiogram
                  Holter
                  Bone Marrow Aspirate
                  Pulmonary Function
                  Electromyogram
                  Bone Density
                  Dialysis
                  Rehabilitation Services

Pathology Laboratories

                  Cardiac Surgery
                  Cytology Laboratory
                  Autopsy
                  Surgical Pathology
                  Pathology

*Results Retrieval

                  Clinical Information (Results Retrieval)
                  Mini-ambulatory medical record (Rheumatology, Prenatal,
                  Internal
                     Medicine and Medical Specialties)
                  Operative notes
                  Discharge summaries
                  NICU Log
                  Physician Signout
                  Coverage List
                  Handbook

*Provider Clinical Order Entry

Labor and Delivery Record

Event Processor/Rule Engine

Physician Administrative Systems

                  Professional Staff Director
                  Physician  Continuing Medical Education
                  Credentialing
                  Referring Physician

Utilization Review/Quality Assurance

                  Utilization Review
                  Continuing Care
                  Quality Assurance
                  Infection Precautions

*Patient Accounting

                  Accounts Receivable
                  Credit and Collection
                  Special Accounts
                  Charge and Audit

Administrative Research

                  Research Administration
                  Research Data
                  Grants and Contracts

*Registration/Scheduling/Administration

                  Emergency Services
                  Outpatient Registration and Scheduling
                  Recovery Room
                  Patient Information
                  Inpatient Admissions
                  Surgery Scheduling
                  Pre-admission Test Center
                  Labor, Birth and Recovery
                  Bed Control
                  Discharge Planning
                  Employee Health Services
                  HCHP
                  Executive Reporting System
                  Operating Room Scheduling

Medical Records

                  Medical Records Research
                  Record Request
                  Medical Records Warehouse

Material/Asset Management

                  Fixed Asset Management
                  Inventory
                  Purchase Orders
                  Casecart

Nursing

Mailroom/Telephone Directory

Dietary

Pharmacy

                  Inpatient
                  Outpatient
                  Surmed  Interface

Brookside and Southern Jamaica Plain Health Centers

Personnel/Human Resources

General Accounting

                  Accounts Payable
                  Cash
                  Budget
                  General Ledger
                  Payroll
                  Employee Reimbursement System

Utilities

                  Electronic Mail
                  Utilities(Calculator, Bulletin Boards, etc.)

                                                                      EXHIBITS B


                                EXCLUDED SOFTWARE

E-Systems - SolutionsServer(TM) (Beta)

IDX - Decrad and practice management applications

Intersystems - M operating system; programming language

McLatchey - API to Netware Library, and all software the ownership of which is specifically assumed by McLatchey pursuant to Section 1 of the Professional Services Agreement between John McLatchey Associates and Brigham &
Women's Hospital, Inc., dated September 1, 1992.

Medicus - ICD9 coding

Medicus - Patient Acuity

Merck CD ROM reference materials

Microsoft - Client operating system; PC applications

MUMPS Collaborative - Co-Writer & Co-Med Toolkit (AP Application); all software remaining the property of MUMPS Collaborative pursuant to Section 3.8 of the Collaborative Medical Systems Computer System Agreement between
MUMPS Collaborative, Inc. and Brigham Medical Center, Inc., dated
August 7, 1989.

Novell - Network operating system

Paperchase - Literature searching

PDR  CD ROM reference materials

Polylogics Consulting - MIIS to MUMPS Compatibility Library; the "Polylogics Run Time Library" specifically referenced as the property of Polylogics pursuant to
Section 10 of the Agreement between Polylogics Consulting, Inc. and Brigham & Women's Hospital, dated August 3, 1992, and Section 3 of the Addendum thereto.

SAIC - Hyper M screen development

Scientific American CD ROM reference materials

                                                                       EXHIBIT C

                              FUTURE IS TECHNOLOGY
                            DESCRIPTION OF FUNCTIONS
           (REQUIRED FUTURE IS TECHNOLOGY IS DENOTED WITH AN ASTERISK)

Ambulatory Clinical Order Entry including links to retail pharmacies, reference laboratories and free-standing diagnostic centers

Partners Workstation

                  Results review
                  In-box technology
                  History and Physical-Flowsheets

*Common Partners Ambulatory Record derived from BWH and MGH current records

Common Partners Inpatient Clinical System derived from BWH and MGH clinical information systems

Clinical Referrals

*Partners Repository
                  Data structures/objects
                  Network connectivity
                  Access applications
                  Security structures

*Event engine
                  Synchronous improvements
                  Network version

Interventions
                  Continued inpatient additions
                  Integrated delivery system interventions
                  Workup assistance

*Protocol Support

World Wide Web Developments

Master Patient Index/Global Scheduling/Insurance EDI network connectivity

                                                                       EXHIBIT D

                         THIRD PARTY SOFTWARE AGREEMENTS

Abrams, Russell -

       Professional Services Agreement dated November 1, 1991

       Professional Services Agreement dated September 1, 1991

Centers for Clinical Computing ("CCC") -

       Agreement for Services dated December 11, 1983 among the Beth Israel Hospital
       Association, Inc. ("BIH"), Brigham and Women's Hospital, Inc. ("BWH") and Brigham and Beth Israel Medical Group Foundation, Inc. ("BBIMG")

       Amendment dated October 1, 1984 to December 11, 1983 Agreement for Services between BIH, BWH and BBIMG

       Amendment to Agreement for Services (FY 1985) between BWH and the Computer Medicine Laboratory ("CML") in the BBIMG

       Agreement for Services dated May 19, 1986 with CCC

       Outline for services and related changes (FY 1987) dated October 22, 1986 between BWH and CCC

       Addendum dated October 1, 1987 (to Agreement dated May 19, 1986)

Data Innovations, Inc. -

       Professional Services Agreement dated September 1, 1992

       Professional Services Agreement dated June 23, 1992

       Professional Services Agreement dated December 12, 1991

Davis, Richard - Professional Services Agreement dated November 1, 1989

Expertech - Professional Services Agreement dated November 15, 1995

Lassiter Group, The - Professional Services Agreement dated April 12, 1993

Lauffer, J. Gregory - Professional Services Agreement dated October 30, 1995

Max Rivers Consulting - Professional Services Agreement dated July 27, 1989

McLatchey, John -

       Professional Services Agreement dated September 1, 1992

       Professional Services Agreement dated February 1, 1991

       Professional Services Agreement dated October 17, 1990

Monroe, Michael - Professional Agreement dated February 17,1989

MUMPS Collaborative, Inc.  -

       Professional Services Agreement dated November 16, 1988

Provenzano, Richard -

       Professional Services Agreement dated March 2, 1992

       Professional Services Agreement dated December 23, 1991

Roberts, Pasha - Professional Services Agreement dated November 6, 1995

Teich, Jonathan M. and BioLogic Systems, Inc. -

       Letter of Understanding with Teich, and BioLogic Systems, Inc. dated September 15, 1993

       Professional Services Agreement with BioLogic Systems, Inc. dated January 1, 1992

       Letter Agreement with BioLogic dated April 20, 1991

       Letter Agreement with Dr. Teich dated March 15, 1989 and April 12, 1990

Vail, Gregory R. -

       Professional Services Agreement dated September 21, 1991

       Professional Services Agreement dated August 1, 1991

       Professional Services Agreement dated May 16, 1991

       Professional Services Agreement dated February 25, 1991

Walden, Timothy - Professional Services Agreement dated February 27, 1989